MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

June 30, 2008

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Comprehensive Loss and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Gold Corporation (formerly Minco Mining and Metals Corporation) have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Gold Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	June 30, 2008	December 31, 2007

ASSETS

Current assets
Cash and cash equivalents	$2,324,641	$1,307,892
Short-term investments (Note 2)	5,012,023	6,149,044
Receivables (Note 9 (b))	1,038,403	552,991
Due from Minco Silver Corporation (Note 9 (b))	2,612,341	4,639,788
Prepaid expenses and deposits	315,402	104,034

	11,301,810	12,753,749

Long-term rental deposit	85,699	51,277

Mineral interests (Notes 3 and 10(b))	358,500	358,500

Plant, property and equipment (Note 4)	493,475	504,171

Equity investment in Minco Silver Corporation (Note 5)	1,778,925	3,079,412

Total assets	$14,019,409	$16,747,109

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$3,736,029	$890,000
Due to Minco Silver (Note 9 (b))	593,005	1,929,893

Total liabilities	4,329,034	2,819,893
Commitments and contingencies (Note 10)

Non-controlling interest (Note 6)	186,434	82,685

SHAREHOLDERS' EQUITY

Share capital (Note 8 (a))	34,021,922	33,941,510

Contributed surplus (Note 8 (c))	4,472,407	3,721,117

Deficit accumulated during the exploration stage	(28,990,388)	(23,818,096)

Total shareholders’ equity	9,503,941	13,844,531

Total liabilities and shareholders’ equity	$14,019,409	$16,747,109
See accompanying notes to consolidated financial statements

On behalf of the Board	“Malcolm Clay"	"Robert Callander"
Malcolm Clay		Robert Callander
Director Director

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Exploration permits	-	-	1,368,426	-
Exploration costs, net of recoveries (Notes 3 & 7)	$963,593	$364,126	$1,363,243	$1,017,556
	963,593	364,126	2,731,669	1,017,556
Administrative expenses (Note 7)
Accounting and audit	22,274	20,594	26,857	44,372
Amortization	22,618	12,148	43,624	24,684
Consulting	14,016	19,370	68,938	47,745
Directors’ fees	12,500	16,000	22,000	35,500
Foreign exchange gain	(286,741)	203,968	(387,659)	143,649
Investor relations	98,806	208,045	246,548	329,795
Legal	15,012	3,987	47,110	11,494
Regulatory and filing	21,301	32,673	26,867	54,505
Meals and entertainment	18,001	10,952	29,745	20,964
Office and miscellaneous	59,094	44,125	103,674	76,177
Property investigation	26,655	41,251	63,559	77,750
Rent	52,286	40,288	115,808	99,938
Salaries and benefits	160,036	134,347	279,413	300,091
Stock-based compensation (Note 8(d))	366,373	324,000	785,263	713,000
Telephone	10,409	13,108	14,475	16,999
Travel and transportation	22,454	34,706	45,027	55,527
	$635,094	$1,159,562	$1,531,249	$2,052,190
Operating loss	(1,598,687)	(1,523,688)	(4,262,918)	(3,069,746)
Other income (loss)
Equity loss of investment in Minco Silver (Note 5)	(1,863,267)	(880,402)	(2,857,487)	(1,389,941)
Dilution gain (Note 5)	1,376,000	-	1,557,000	-
Write down of short-term investments	(20,094)	(67,660)	(16,800)	(67,968)
Interest and sundry income	19,490	80,577	80,602	170,076
Loss for the year before non-controlling interest	(2,086,558)	(2,391,173)	(5,499,603)	(4,357,579)
Non-controlling interest (Note 6)	265,190	-	327,311	-
Loss from continuing operations	(1,861,368)	(2,391,173)	(5,172,292)	(4,357,579)
Loss from discontinued operations (Note 7)	-	(12,087)	-	(30,653)
Loss and comprehensive loss for the period	(1,821,368)	(2,403,260)	(5,172,292)	(4,388,232)
Deficit, beginning of period	(27,169,020)	(18,360,817)	(23,818,096)	(16,375,846)

Deficit, end of period	$(28,990,388)	$(20,764,078)	$(28,990,388)	$(20,764,078)
Loss per share from continuing operations – basic and diluted	(0.04)	(0.06)	(0.12)	(0.10)
Loss per share from discontinued operations – basic and diluted (Note 7)	(0.00)	(0.00)	(0.00)	(0.00)
Loss per share - basic and diluted	(0.04)	(0.06)	(0.12)	(0.10)
Weighted average number of common shares outstanding– basic and diluted	42,974,157	42,508,725	42,951,271	42,495,181

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007

Cash flows from (used in) operating activities
Net loss for the period from continuing operations	$(1,821,368)	$(2,391,173)	$(5,172,292)	$(4,357,579)
Adjustment for items not involving cash:
- amortization of equipment	22,618	12,148	43,624	24,684
- equity loss on investment in Minco Silver (Note 5)	1,863,267	880,402	2,857,487	1,389,941
- dilution gain (Note 5)	(1,376,000)	-	(1,557,000)	-
- stock-based compensation (Note 6(d))	366,373	324,000	785,263	713,000
- non-controlling interest in loss	(265,190)	-	(327,311)	-
- write down of short-term investments	20,094	67,660	16,800	67,968
Change in non-cash working capital items:
- decrease (increase) in receivables	(326,168)	(129,301)	(486,899)	(251,139)
- decrease (increase) in prepaid expenses and deposits	(184,368)	114,223	(245,790)	61,125
- decrease in accounts payable and accrued liabilities	1,415,820	(101,183)	2,846,029	(66,063)
	(284,922)	(1,223,224)	(1,240,089)	(2,418,063)
Cash flows from financing activities
Proceeds from issuance of shares in Minco Gold	47,926	96,892	47,926	96,892
Non-controlling interest (Note 6)	(3,796)	-	431,060	-
	44,130	96,892	478,986	96,892
Cash flows from (used in) investing activities
Acquisition of equipment	(31,727)	(90,348)	(32,928)	(104,951)
Decrease (increase) in short-term investments	(2,472,899)	1,151,481	1,120,221	4,691,840
Decrease (increase) in due from Minco Silver Corporation	1,009,700	(967,682)	690,559	(455,055)
	(1,494,926)	93,451	1,777,852	4,131,834

Increase in cash and cash equivalents from continuing operations	(1,735,718)	(1,032,881)	1,016,749	1,803,819
Increase in cash and cash equivalents from discontinued operations (Note 7)	-	(1,135)	-	3,422
Increase (decrease) in cash and cash equivalents	(1,735,718)	(1,034,016)	1,016,749	1,807,241

Cash and cash equivalents, beginning of period	4,060,359	3,030,006	1,307,892	188,749

Cash and cash equivalents, end of period	$2,324,641	$1,995,990	$2,324,641	$1,995,990

Supplemental disclosure of cash flows information
Interest paid	-	-	-	-
Income taxes paid	-	-	-	-

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

1.

Nature of Operations

The Company’s interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Gold Corporation (formerly Minco Mining & Metals Corporation) (“Minco Gold”), its wholly-owned China subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), its right to earn up to a 70% interest in the joint venture company Henan Zhongjia Minco Mining Co., Ltd. (“Zhongjia Minco”), and its right to earn up to a 51% interest in the joint venture company Guangzhou Mingzhong Mining Co., Ltd. (“Mingzhong”).

All inter-company accounts and transactions have been eliminated.

As at June 30, 2008, Minco Gold beneficially owns 13,000,000 shares of Minco Silver, which represents 40.48% of Minco Silver’s share capital.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 2 of the Company’s annual consolidated financial statements for the year ended December 31, 2007 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2007. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2008.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

2.

Short-term Investments

As at June 30, 2008, short-term investments consisted of cashable guaranteed investment certificates, commercial notes and 420,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 7(d)). The market value of the shares was $71,400 as of June 30, 2008.

At June 30, 2008, the yields on the short-term investments were 3.00% per year (December 31, 2007 – 4.00% to 4.35%).

As at December 31, 2007, short-term investments consisted of cashable guaranteed investment certificates,  commercial notes, and 420,000 common shares of New Cantech Venture Inc. (“New Cantech”, see Note 7(d)). The market value of the shares was $88,200 as of December 31, 2007.

3.

Mineral Interests

(a)

Acquisition, Exploration and Development of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Exploration permits and other exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The following is a summary of exploration costs incurred by the Company:

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

3.  Mineral Interests   (continued)

	Cumulative Costs Incurred to December 31, 2007	Costs Incurred January 1 to June 30, 2008	Cumulative Costs Incurred to June 30, 2008
Currently active properties:
Gansu
- Minco-Qinqi (formerly West Extension of Yangshan)	$ 278,576	$ -	$ 278,576
- Yangshan (Anba)	490,422	2,344	492,766
- Longnan	1,383,760	404,403	1,788,163
Inner Mongolia
- Gobi Gold	1,713,010	78,730	1,791,740
- BYC	869,535	22,328	891,863
Guangdong
- Changkeng	703,083	1,897,774	2,600,857
Hunan
- Gold Bull Mountain	2,058,592	87,949	2,146,541
Henan
- Xiaoshan	1,131,000	238,141	1,369,141
Total	8,627,978	2,731,669	11,359,647
Exploration cost recoveries	(956,903)	-	(956,903)
Expensed exploration permits	(2,591,594)	(1,368,426)	(3,960,020)
Expensed exploration costs	(4,720,981)	(1,363,243)	(6,084,224)
Capitalized mining permit costs	$358,500	$-	$358,500

The Company ceased being the majority shareholder of Minco Silver Corporation on November 17, 2006, and no longer consolidates its property costs after that date. Prior to November 17, 2006, Minco Silver had incurred, and the Company had consolidated $3,034,498 in exploration and permit costs on the Fuwan property.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

4.

Plant, Property and Equipment

	June 30, 2008
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$216,398	$135,783	$80,614
Leasehold improvements	63,980	42,657	21,323
Mining equipment	310,773	205,431	105,341
Motor vehicles	368,874	126,387	242,487
Office equipment and furniture	148,431	104,723	43,709
	$1,108,455	$614,980	$493,475

	December 31, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$201,139	$123,702	$77,437
Leasehold improvements	63,980	38,683	25,296
Mining equipment	306,142	197,697	108,445
Motor vehicles	368,874	109,766	259,107
Office equipment and furniture	132,055	98,170	33,886
	$1,072,190	$568,018	$504,171

Summary of amortization of plant, property and equipment is as follows:

Three Months Ended June 30		Six Months Ended June 30
2008	2007	2008	2007
$ 22,618	$ 12,148	$ 43,624	$ 24,684

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

5.

Investment in Minco Silver Corporation

As at June 30, 2008 the Company owns 13,000,000 common shares of Minco Silver (December 31, 2007 – 13,000,000 common shares) that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property from Minco Gold to Minco Silver.

On December 1, 2005, Minco Silver received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). Minco Silver’s common shares began trading on the TSX on December 2, 2005 with the trading symbol “MSV”. On the same date, Minco Silver issued and converted 10,276,000 special warrants to common shares. Minco Silver also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share for gross proceeds of $1,150,000. The Company did not participate in the public offerings and as a result its ownership interest decreased from approximately 100% to 56% in 2005.

On November 17, 2006, Minco Silver completed a public offering, by way of a short form prospectus, of 5,000,000 units at a price of $3.00 per common share for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. On December 1, 2006, Minco Silver completed an additional issuance of 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants at a price of $0.40 per warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option by the underwriters. Each warrant was exercisable at $3.45 per share until May 20, 2008.

The Company did not participate in the public offering and as a result its ownership interest decreased from approximately 55.6% to 45.5% on November 17, 2006 and reduced further to 45.3% as at December 31, 2006. As at December 31, 2007 the Company’s ownership had decreased to 41.75% primarily due to the sale of 1,000,000 shares of Minco Silver by the Company.  Prior to November 17, 2006, the Company consolidated the accounts of Minco Silver. Effective November 17, 2006, the Company commenced accounting for its investment in Minco Silver on an equity basis and as a result the following assets and liabilities were deconsolidated at that date: cash of $6,539; short term investment of $5,578,000; current assets of $5,786,000; property and equipment of $80,000; current liabilities of $1,175,000 and non-controlling interest of $2,985,000.

During December 2007, the Company sold 1,000,000 shares of Minco Silver at a gross price of $3.25 per share. This transaction resulted in a gain of $2,978,034.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

5.

Investment in Minco Silver Corporation (continued)

On May 17, 2008 Minco Silver share purchase warrants were exercised for 741,357 common shares at an exercise price of $3.45.  The Company did not participate in this exercise and as a consequence its ownership in Minco Silver was reduced from 41.59% to 40.48%.  This reduction in ownership resulted in a dilution gain for the quarter ended June 30, 2008 of $1,376,000.

On July 22, 2008, Minco Silver announced the potential acquisition of 100% of the issued and outstanding common shares of Sterling Mining Company (“Sterling”).  Among the terms of the deal is that Minco Silver has offered 0.51 of a Minco Silver share for each one of Sterling’s share.  The transaction would result in a significant dilution of the Company’s interest in Minco Silver if and when the transaction closes. The transaction is expected to close in December 2008.

The carrying value and market value of the Minco Silver shares held by the Company and accounted for using the equity basis, are as follow:

	June 30, 2008	December 31, 2007
Investment in Minco Silver Corporation on an equity basis	$ 1,778,925	$ 3,079,412

Market value of Minco Silver shares	44,200,000	$38,740,000

As of June 30, 2008, Minco Silver had current assets of $12,461,000, property and equipment of $250,000, current liabilities of $2,180,000 and shareholders’ equity of $10,531,000. During the first six months ended June 30, 2008, Minco Silver incurred exploration costs of $5,379,000, administration costs of $1,800,000 and a loss of $6,901,000, resulting in an equity loss of $2,857,000 for the Company.

6.   Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Zhongjia JV, which holds the Xiaoshan project, and the interest of the minority shareholders in Mingzhong, based on the amount of their investment adjusted for income or losses from operations since the date of their investment. The non-controlling interest in the Zhongjia JV was 30% and the non-controlling interest in Mingzhong was 49% as at June 30, 2008.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

7.  Discontinued Operations

On November 15, 2007, the Company effected the reorganization and spin-off of Minco Base Metals Corp.  The Company effectively transferred the wholly-owned subsidiary called Minco Base Metals Corporation (“Minco Base Metals”) to Minco Base Metals Corp., including its interest in Gansu Keyin Mining Co. Ltd. and the White Silver Mountain project. The Company issued 1 common share in Minco Base Metals Corp. for every 5 common shares of the Company. As at November 15, 2007, the assets disposed of consisted primarily of cash, receivables and payables.  The 2007 loss of Minco Base Metals prior to disposition was $39,596. The net liabilities of $112,674 of Minco Base Metals as of November 14, 2007 was credited to contributed surplus of the Company.

Pursuant to CICA Handbook Section 3475 “Disposal of Long-Lived Assets and Discontinued Operations”, the consolidated financial statements of the Company have been reclassified to reflect discontinued operations of Minco Base Metals.  Accordingly, exploration costs and administrative expenses, assets and liabilities and cash flows of discontinued operations have been segregated in the Consolidated Statements of Operations and Comprehensive Loss and Deficit and Consolidated Balance Sheets.

8.  Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

Balance, December 31, 2006	42,865,219	$ 33,809,903
Stock options exercised ranging from $0.55 to $1.35 per share, including $63,750 contributed surplus attributed to stock-based compensation recognized	111,166	169,558

Purchased and cancelled pursuant to normal course issuer bid	(48,000)	(37,951)
Balance, December 31, 2007	42,928,385	$ 33,941,510
Stock options exercised at $0.79 per share, including $33,973 contributed surplus attributed to stock-based compensation recognized	60,666	$ 81,899
11,332 shares of Minco Base Metals Corp. issued	-	$ (1,487)
Balance, June 30, 2008	42,989,051	34,021,922

Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

8. Share Capital (continued)

resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was  effected in January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006 (the release was effected in January 2007); and (d) 379,516 escrow shares on July 1, 2007. As at June 30, 2008, all shares are released from escrow (December 31, 2007 – nil).

The Toronto Stock Exchange accepted a Notice of Intention by the Company to make a Normal Course Issuer Bid. Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company between November 22, 2006 and November 21, 2007. Prior to the expiry of the bid, the Company acquired and cancelled 48,000 common shares at a cost $44,450.  The cost to purchase the shares exceeded their carrying value by $6,499.  This excess was debited to retained earnings.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by Minco Gold is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2006	580,500	$ 1.50	-	$ -
Expired	(580,500)	1.50	-	-
Outstanding at December 31, 2007	-	-	-	-
Outstanding at June 30, 2008	-	$ -	-	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

8. Share Capital (continued)

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2006	$ 1,649,343
2007 stock-based compensation	2,022,850
Transfer to share capital on exercise of stock options	(63,750)
Transfer of net liabilities to Minco Base Metals	112,674
Balance at December 31, 2007	3,721,117
2008 stock-based compensation	785,263
Transfer to share capital on exercise of stock options	(33,973)
Balance at June 30, 2008	$ 4,472,407

(d)

Minco Gold Stock Options

Minco Gold may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

In the first six months of 2008, no stock options were granted to its employees and consultants. Minco Gold recorded $785,263 of stock based compensation expense in the first two quarters of 2008 (2007 - $713,000). The stock options granted vest in various increments and have a maximum term of five years. A summary of the status of options granted by Minco Gold is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2006	2,945,334	$ 1.61
Granted	3,865,000	1.07
Exercised	(111,166)	0.95
Cancelled and Forfeited	(1,197,501)	1.71
Expired	(265,000)	1.50
Options outstanding at December 31, 2007	5,236,667	$ 1.21
Granted	365,000	1.44
Exercised	(60,666)	0.79
Cancelled and Forfeited	(1,117,667)	1.51
Options outstanding at June 30, 2008	4,423,334	$ 1.51

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

8.  Share Capital (continued)

Options Outstanding				Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (yr)	Price	Exercisable	Price
$0.00 - $1.06	2,279,667	4.16	$0.83	756,825	$0.83
$1.07 - $1.63	1,281,667	4.03	$1.30	675,001	$1.34
$1.64 - $2.54	762,000	2.34	$1.69	762,000	$1.69
$2.55 - $3.00	100,000	2.84	$2.55	100,000	$2.55
	4,423,334	3.78	$1.15	2,293,826	$1.34

9.  Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Exploration costs	$ 17,812	$ 16,875	$ 38,438	$ 39,375
Management fees	4,688	4,688	8,437	4,688
Property investigation	2,812	8,437	3,750	14,062
Investor relations	2,813	-	5,625	-
Director's fees	12,500	16,000	22,000	35,500
	$ 40,625	$ 46,000	$ 78,250	$ 93,625

b.

As of June 30, 2008 receivables of $319,872 (December 31, 2007 - $239,260) are due from five companies related by two common directors.

At June 30, 2008, the Company also has $593,005 (December 31, 2007 - $1,929,893) due to Minco Silver. The amount is unsecured, non-interest bearing and repayable on demand.

At June 30, 2008, Minco China also has a balance of $2,612,341 (December 31, 2007 – $4,639,788) due from Minco Silver in relation to expenditures on the Fuwan Property, new silver projects’ investigation, and shared office expenses paid by

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

9.  Related Party Transactions (continued)

Minco China on behalf of Minco Silver. The amount due from Minco Silver is unsecured, non-interest bearing and repayable on demand.

c.

In 2003, the Company entered into a letter agreement with New Cantech, which is related by one common director. Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 500,000 common shares. As of June 30, 2008, the Company has sold 80,000 common shares in the market, and there were 420,000 common shares in total holding by the Company.

On September 28, 2006, New Cantech notified the Company that it does not want to proceed further with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to the Company all of its rights and interest in and to the BYC Property.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

10.  Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $2,149,263, as follows:

2008	$ 176,584
2009	292,586
2010	296,258
2011	311,850
2012	317,048
2013	332,640
2014	337,838
2015	84,459
$ 2,149,263

The Company has entered into sub-lease agreements for a portion of its leased premises.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

10.

Commitments and Contingencies (continued)

(b)

Minco Gold is also conditionally committed to payments of up to $10,216,374 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Mingzhong (1)	7,496,692	3,748,346	3,748,346	$ -	$ -
Zhongjia (2)	2,645,892	-	2,645,892	-	-
Gobi Gold (3)	174,408	174,408	-	-	-
Total	$10,316,992	$3,922,754	$6,394,238	$ -	$ -

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the Mingzhong JV Contract dated February 8, 2007;

(2)

Costs of exploration permits and investment commitments in accordance with the Zhongjia Contract dated April 30, 2007;

(3)

A commitment of RMB 1,186,000 (approximately $ 173,000) to be paid on a Gobi Gold exploration program.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

11.

 Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

	June 30	December 31
	2008	2007
Current Assets
Canada	$ 2,422,962	$ 7,844,446
China	8,878,848	4,909,303
	$ 11,301,810	$ 12,753,749

Long-term Assets
Canada	$ 1,938,865	$ 3,207,479
China	778,734	785,881
	$ 2,717,599	$ 3,993,360

Current Liabilities
Canada	$ 4,361,827	$ 2,344,007
China	9,657,582	475,886
	$ 14,019,409	$ 2,819,893

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Loss for the period
Canada	(1,069,457)	(1,791,278)	$ (1,326,838)	$ (3,060,915)
China	(751,911)	(611,982)	(3,845,454)	(1,327,317)
	(1,821,368)	(2,403,260)	$ (5,172,292)	$ (4,388,232)

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2008

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

12.

Financial Instruments

Fair value - The fair values receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.